Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-237070, 333-239360, 333-245762, 333-251956 and 333-252216) and Form S-8 (Nos. 333-227073, 333-230589, 333-237069, 333-245764, 333-248468, 333-254654, 333-260762 and 333-263176) of Bionano Genomics, Inc. (the “Company”) of our report dated March 5, 2024, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

San Diego, California
March 5, 2024